Alpha Natural Resources, Inc.
Contact: Ted Pile (276) 623-2920
FOR IMMEDIATE RELEASE
Alpha Natural Resources Reports
Record Results for First Quarter 2006
HIGHLIGHTS
•	Achieved quarterly coal sales revenues 55% higher than last year
•	Recorded quarterly net income of $27.2 million, compared with loss of $25.8 million in 2005
•	EPS of $0.43 including $0.06 charge related to stock-based compensation
•	EBITDA rose to record $80.6 million
•	Completed acquisition of Progress Energy mining assets
Financial & Operating Highlights
(in millions, except per-share and per-ton amounts)

	Q1/06	Q1/05
Coal revenues	$424.4	$273.1

Income (loss) from operations*	$46.6	($14.0)

Net income (loss)*	$27.2	($25.8)

Earnings (loss) per diluted share*	$0.43	($0.71)

EBITDA *	$80.6	($3.2)

Tons of coal produced and processed	6,268	4,872

Tons of coal sold	7,123	5,533

Coal margin per ton	$13.13	$8.47
All data in the table above and in this news release reflect continuing operations only.
Please see the notes accompanying the financial schedules for reconciliation of EBITDA to GAAP net income.

*	Includes charges for stock-based compensation as follows: $3.8 million in Q1/06 (equal to $3.7 million after tax, or $0.06 per diluted share) and $36.4 million in Q1/05 (equal to $35.5 million after tax, or $0.58 per basic share)
One Alpha Place  •  P.O. Box 2345  •  Abingdon, Virginia 24212  •  866-322-5742  •  276-619-4410  •  www.alphanr.com

ABINGDON, Va., May 4, 2006—Alpha Natural Resources, Inc. (NYSE: ANR), a leading Appalachian coal producer, recorded a 29 percent increase in coal production and 21 percent gain in revenue per ton compared with the first quarter of last year due to strong performance from both existing operations and the recently acquired Callaway mining businesses.
For the quarter ended March 31, 2006, Alpha recorded total revenues of $482.3 million including coal sales revenues of $424.4 million. This compares with total revenues of $312.2 million and coal sales revenues of $273.1 million in the corresponding period last year.
Net income for the most recent quarter was a record $27.2 million, or $0.43 per diluted share. These results include a non-cash charge of $3.2 million after tax ($0.05 per diluted share) for stock-based compensation related to the company’s initial public offering and related internal restructuring in February 2005, as well as a charge of approximately $500,000 after tax ($0.01 per diluted share) for the recognition of the fair value of employee stock grants as required under SFAS No. 123R, which the company adopted on January 1, 2006.
In the first quarter of 2005, Alpha reported a net loss of $25.8 million, or $0.39 per basic share on a pro-forma basis as if the IPO had occurred at the beginning of 2005. Those results included a stock-based compensation charge related to the IPO of $35.5 million after tax ($0.58 per basic share). Alpha also recorded an after-tax gain of $1.3 million ($0.02 per basic share) in the first quarter of 2005 resulting from the settlement of a funded reclamation bonding program.
Results for the quarter just ended include contribution from the Nicewonder Coal Group acquisition that Alpha completed in October 2005, which has been renamed Callaway Natural Resources.
“Our performance continues to underscore what Alpha excels at: mining high quality coals and optimizing specifications for our customers, which results in excellent margins,” said Michael J. Quillen, Alpha’s president and CEO. “We’re also pleased with the smooth integration of Callaway and the positive contribution this new business unit is already making. So far we’ve achieved the desired effect of increasing the proportion of lower cost surface mining production while adding more than a million tons of coal sales growth in the first quarter.”
Operating and Financial Review
Production from company and contract-operated mines of 6.3 million tons represented an increase of 29 percent from last year, or 7 percent excluding the 1.0 million tons of production contributed by Callaway. Surface mines accounted for 39 percent of company mine production during the quarter compared with 18 percent in the first quarter of 2005. Alpha Coal Sales purchased 1.1 million tons of coal for blending and resale during the quarter, compared with 1.2 million tons in the same period last year and 1.9 million tons in the last quarter of 2005.
Total coal sales for the first quarter of 2006 were 7.1 million tons with an average net realized price per ton of $59.58, compared with coal sales of 5.5 million tons and average net realized price
One Alpha Place  •  P.O. Box 2345  •  Abingdon, Virginia 24212  •  866-322-5742  •  276-619-4410  •  www.alphanr.com per ton of $49.37 the prior year. Sequentially, Alpha’s average price per ton was up $3.90 (7 percent) from the fourth quarter of last year.
In the first quarter of this year, 39 percent of sales volumes were in the domestic and international metallurgical markets, where demand and pricing remains very strong for Alpha’s lineup of high performance coals.
Alpha’s average cost of coal sales per ton in the most recent quarter was $46.46, down marginally from $47.13 per ton in the preceding quarter. Planned reductions of purchased coal, coupled with higher company mine production, impacted costs favorably. Cost of coal sales per ton for company mines was $40.42, compared with $39.54 in the preceding quarter.
With a total cost per ton increase of 14 percent and a price realization increase of 21 percent year-over-year, Alpha expanded its coal margin per ton by 55 percent, from $8.47 in the first quarter of 2005 to a new quarterly high of $13.13 for the current period.
“Cash cost of sales was in line with our expectations coming into 2006, while per-ton sales revenue is a little better than we anticipated,” commented Mike Quillen. “This gave us solid earnings leverage in the quarter.”
Earnings before interest, income taxes, depreciation, depletion and amortization (EBITDA) reached a new high of $80.6 million in the most recent quarter, including a $3.2 million stock-based compensation charge related to Alpha’s 2005 IPO and a $0.6 million charge from the adoption of SFAS No. 123R. In the comparable quarter last year, Alpha recorded negative EBITDA of $3.2 million including $36.4 million stock-based compensation charges related to the IPO. The definition of EBITDA and a reconciliation to GAAP net income is provided in a table included with the accompanying financial schedules.
Excluding all stock-based compensation charges, selling, general and administrative (SG&A) expenses during the first three months of 2006 were $12.9 million, compared with $11.5 million in 2005. The increase was primarily due to the company’s recent growth. As a percentage of total sales revenues, SG&A expenses fell a percentage point to 2.7 percent of revenues compared with 3.7 percent in the first quarter of 2005, excluding the stock-based compensation charges.
Depreciation, depletion and amortization (DD&A) totaled $33.6 million in the most recent quarter, compared with $14.2 million in the same period last year. Substantially all of the increase in DD&A was attributable to the Callaway assets that were acquired last October.
Production and sales highlights for the first quarter are as follows:
One Alpha Place  •  P.O. Box 2345  •  Abingdon, Virginia 24212  •  866-322-5742  •  276-619-4410  •  www.alphanr.com

Production and Sales Data
(in thousands, except per-ton amounts)

	Q1-06	Q1-05	% Change
Production:
Produced/processed	6,268	4,872	29%
Purchased	1,115	1,190	-6%

Total	7,383	6,062	22%

Tons sold:
Steam	4,355	3,205	36%
Metallurgical	2,768	2,328	19%

Total	7,123	5,533	29%

Coal sales realization/ton:
Steam	$49.01	$36.63	34%
Metallurgical	$76.22	$66.89	14%

Total	$59.58	$49.37	21%

Cost of coal sales/ton [1]:
Alpha mines	$40.42	$34.54	17%
Contract mines[2]	$52.95	$46.33	14%

Total produced and processed	$42.50	$36.92	15%
Purchased	$66.28	$60.63	9%

Total	$46.46	$40.90	14%

Coal margin per ton	$13.13	$8.47	55%

(1)	Excludes DD&A

(2)	Includes coal purchased & processed at our plants prior to resale.
Liquidity and Capital Resources
Cash provided from operations for the most recent quarter was $33.4 million, whereas operations consumed $5.2 million in cash flow the prior year. First-quarter 2005 cash flows were impacted by higher working capital requirements due to inventory build-up last year and the cash portion of stock-based compensation charges.
Capital expenditures for the first three months of 2006 totaled $51.4 million and were affected by the timing of new equipment deliveries. Alpha continues to expect total capital expenditures for the year of approximately $150 million.
During the quarter just ended, Alpha had net repayments of debt in the amount of $23.6 million, reducing total debt outstanding at the end of the quarter to $462.2 million. The company had available liquidity of $198.2 million at the end of the first quarter including cash of $11.2 million
One Alpha Place  •  P.O. Box 2345  •  Abingdon, Virginia 24212  •  866-322-5742  •  276-619-4410  •  www.alphanr.com and $187.0 million available under the company’s credit facility.
Alpha’s balance sheet at March 31, 2006 included total legacy liabilities (workers’ compensation, retiree medical and reclamation) of $88.9 million, including current obligations of about $8 million. Alpha continues to have one of the lowest levels of legacy liabilities among publicly traded coal companies.
Recent Developments
•	Safety performance continued to improve in the first quarter as it did throughout 2005. The company-wide rate for days lost due to accidents declined by 16 percent compared to last year’s average, and for the full quarter was 40 percent better than the industry benchmark for comparable coal mining operations.

•	On May 1, Alpha completed the previously announced acquisition of certain eastern Kentucky mining operations from a subsidiary of Progress Energy. Acquired reserves are an estimated 73 million tons, with production last year of approximately three million tons. The Progress operations are being integrated into Alpha’s Enterprise Mining subsidiary.

•	The Black Bear #1 surface mine, operated by Alpha’s Virginia-based Paramont subsidiary, won two awards for outstanding reclamation achievement, including top national honors in the coal category from the Interstate Mining Compact Commission. The second award was given by the Appalachian Regional Reforestation Initiative, a coalition of groups involving seven states and environmental organizations in the Eastern U.S.

•	Alpha’s Dickenson-Russell subsidiary received the “Above and Beyond” award from a Virginia-based unit of the Department of Defense, in recognition of the company’s support of SPC Scott Beverly’s service in the U.S. Army Reserves during his tour of duty in Iraq. Dickenson-Russell and other Alpha subsidiaries are committed to supporting reservist employees who have been called to serve in the fight against terrorism. A number of miners in Alpha’s “Red Hat” apprenticeship miner training program have a military background.
Market Outlook
Contract negotiations for Alpha’s European metallurgical export business were substantially concluded during the first quarter, and pricing has remained firm. Due to strength in global steel production and pricing, Alpha expects this may create opportunities for additional metallurgical sales this year both in North America and overseas.
Also, as of April 25, 2006, the company had approximately 48 percent of 2007 planned production committed at a blended (steam and metallurgical) price per ton of approximately $57. Of the uncommitted 2007 production, 36 percent is metallurgical coal and the balance is steam coal. For 2008, Alpha had committed 25 percent of planned production as of April 25, with the uncommitted balance composed of 37 percent met coal and 63 percent steam coal. These figures do not include production from the Progress acquisition just completed.
One Alpha Place  •  P.O. Box 2345  •  Abingdon, Virginia 24212  •  866-322-5742  •  276-619-4410  •  www.alphanr.com

Financial Outlook
From time to time Alpha updates its annual financial outlook as circumstances dictate. The company gave its financial outlook for the current year on February 13, 2006, including targeted coal sales revenues of $1.6 billion to $1.7 billion, net income of $96 million to $123 million, and earnings per diluted share of $1.50 to $1.91, including the remaining stock-based compensation expense related to the IPO. Alpha also gave an EBITDA target of $306 million to $347 million for 2006, or approximately $320 million to $360 million excluding the remaining stock-based compensation expenses related to the IPO. At this time, Alpha believes there are no developments that would cause the company to alter the financial outlook given on February 13.
Conference Call Webcast
Alpha will hold a conference call to discuss first-quarter results on Thursday, May 4, 2006 at 11:00 a.m. ET. The call will be accessible through the Internet at Alpha’s web site, www.alphanr.com, and will be archived on the site as well. A replay will be available through May 18 on the company’s web site, or can be accessed by phone by dialing 800-642-1687 (toll-free) or 706-645-9291 and entering pass code 8021210.
About Alpha Natural Resources
Alpha Natural Resources is a leading producer of high-quality Appalachian coal. Including the newly acquired Progress operations, approximately 91 percent of the company’s reserve base is high Btu coal and 84 percent is low sulfur, qualities that are in high demand among electric utilities which use steam coal. Alpha is also one of the nation’s largest producers and exporters of metallurgical coal, a key ingredient in steel manufacturing. Alpha and its subsidiaries currently operate mining complexes in four states, consisting of 72 mines feeding 12 coal preparation and blending plants. The company and its subsidiaries employ more than 3,700 people.
ANRG
Forward Looking Statements
Certain statements in this news release are forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995. Alpha Natural Resources, Inc. (“Alpha” or “the company”) uses the words “anticipate,” “believe,” “could,” “should,” “estimate,” “expect,” “intend,” “may,” “predict,” “project,” “target” and similar terms and phrases, including references to assumptions, to identify forward-looking statements. These forward-looking statements are based on Alpha’s expectations and beliefs concerning future events affecting the company and involve certain risks and uncertainties that may cause actual results to differ materially from expectations as of the date of this release. These factors are difficult to accurately predict and may be beyond the control of the company. The following factors are among those that may cause actual results to differ materially from our forward-looking statements: market demand for coal, electricity and steel; the company’s ability to integrate the Progress acquisition into Alpha’s existing operations; Alpha’s ability to maintain an adequate labor force and other employee workforce factors; weather conditions or catastrophic weather-related damage; the company’s production capabilities; the company’s relationships with, and other conditions affecting its customers; the timing of reductions or increases in customer coal inventories;
One Alpha Place  •  P.O. Box 2345  •  Abingdon, Virginia 24212  •  866-322-5742  •  276-619-4410  •  www.alphanr.com long-term coal supply arrangements; environmental laws, including those directly affecting Alpha’s coal mining and production, and those affecting its customers’ coal usage; railroad, vessel and other transportation performance and costs; Alpha’s assumptions concerning economically recoverable coal reserve estimates; regulatory and court decisions; future legislation and changes in regulations or governmental policies; uncertainties of pending litigation; changes in postretirement benefit and pension obligations; and Alpha’s liquidity, results of operations and financial condition. These and other additional risk factors and uncertainties are discussed in greater detail in the company’s Annual Report on Form 10-K and other documents filed with the Securities and Exchange Commission. Forward-looking statements made by the company in this news release or elsewhere speak only as of the date made. New uncertainties and risks come up from time to time, and it is impossible for the company to predict these events or how they may affect the company. The company has no duty to, and does not intend to, update or revise the forward-looking statements in this news release after the date it is issued. In light of these risks and uncertainties, investors should keep in mind that the results, events or developments disclosed in any forward-looking statement made in this news release may not occur.
NOTES TO ACCOMPANYING CONDENSED
CONSOLIDATED FINANCIAL STATEMENTS
Reconciliation of Non-GAAP Measures
This news release includes certain non-GAAP financial measures as defined by SEC regulations. EBITDA is a measure used by management to gauge operating performance. Alpha defines EBITDA as net income or loss plus interest expense, income taxes, and depreciation, depletion and amortization, less interest income. Management presents EBITDA as a supplemental measure of the company’s performance and debt-service capacity that may be useful to securities analysts, investors and others. EBITDA is not, however, a measure of financial performance under GAAP and should not be considered as an alternative to net income, operating income or cash flow as determined in accordance with GAAP. Moreover, EBITDA is not calculated identically by all companies. A reconciliation of these measures to the most directly comparable GAAP measures is provided in an accompanying table.
FINANCIAL TABLES FOLLOW
One Alpha Place  •  P.O. Box 2345  •  Abingdon, Virginia 24212  •  866-322-5742  •  276-619-4410  •  www.alphanr.com

ALPHA NATURAL RESOURCES, INC. AND SUBSIDIARIES
Condensed Consolidated Statements of Operations (Unaudited)
(In thousands, except share and per share amounts)

	Three months ended
	March 31,
	2006	2005
Revenues:
Coal revenues	$424,374	$273,134
Freight and handling revenues	46,392	31,752
Other revenues	11,544	7,269

Total revenues	482,310	312,155

Costs and expenses:
Cost of coal sales (exclusive of items shown separately below)	330,885	226,284
Freight and handling costs	46,392	31,752
Cost of other revenues	7,951	6,065
Depreciation, depletion and amortization	33,634	14,170
Selling, general and administrative expenses (exclusive of depreciation and amortization shown separately above and including stock-based compensation of $3,833 and $36,407 for the three months ended March 31, 2006 and 2005)	16,809	47,906

Total costs and expenses	435,671	326,177

Income (loss) from operations	46,639	(14,022)

Other income (expense):
Interest expense	(10,277)	(6,117)
Interest income	188	287
Miscellaneous income (expense), net	282	(41)

Total other income (expense), net	(9,807)	(5,871)

Income (loss) from continuing operations before income taxes and minority interest	36,832	(19,893)
Income tax expense	9,620	2,510
Minority interest	—	2,918

Income from continuing operations	27,212	(25,321)

Discontinued operations:
Loss from discontinued operations before income taxes and minority interest	—	(738)
Income tax (benefit)	—	(186)
Minority interest	—	(72)

Loss from discontinued operations	—	(480)

Net income (loss)	$27,212	$(25,801)

Net income (loss) per share, (as adjusted in 2005):
Basic and diluted:
Income (loss) from continuing operations	$0.43	$(0.70)
Loss from discontinued operations	—	(0.01)

Net income (loss), as adjusted	$0.43	$(0.71)

ALPHA NATURAL RESOURCES, INC. AND SUBSIDIARIES
Condensed Consolidated Balance Sheets (Unaudited)
(In thousands, except share and per share amounts)

	March 31,	December 31,
	2006	2005
Assets
Current assets:
Cash and cash equivalents	$11,151	39,622
Trade accounts receivable, net	164,252	147,961
Notes and other receivables	5,139	10,330
Inventories	82,817	84,885
Prepaid expenses and other current assets	40,805	36,117

Total current assets	304,164	318,915

Property, plant, and equipment, net	602,865	582,750
Goodwill	18,641	18,641
Other intangibles, net	10,073	11,014
Deferred income taxes	37,990	38,967
Other assets	42,388	43,371

Total assets	$1,016,121	1,013,658

Liabilities and Stockholders’ Equity

Current liabilities:
Current portion of long-term debt	$2,962	3,242
Notes payable	13,957	59,014
Bank overdraft	29,378	17,065
Trade accounts payable	83,003	99,746
Deferred income taxes	12,241	11,243
Accrued expenses and other current liabilities	87,016	93,531

Total current liabilities	228,557	283,841

Long-term debt, net of current portion	445,303	423,547
Workers’ compensation benefits	6,227	5,901
Postretirement medical benefits	26,692	24,461
Asset retirement obligation	47,676	46,296
Deferred gains on sale of property interests	5,523	5,762
Other liabilities	11,924	11,085

Total liabilities	771,902	800,893

Stockholders’ equity Alpha Natural Resources, Inc.:
Preferred stock — par value $0.01, 10,000,000 shares authorized, none issued	—	—
Common stock — par value $0.01, 100,000,000 shares authorized, 64,949,916 shares issued and outstanding	649	644
Additional paid-in capital	197,845	193,608
Retained earnings	45,725	18,513

Total stockholders’ equity	244,219	212,765

Total liabilities and stockholders’ equity	$1,016,121	1,013,658

ALPHA NATURAL RESOURCES, INC. AND SUBSIDIARIES
Condensed Consolidated Statements of Cash Flows (Unaudited)
(In thousands)

	Three months ended
	March 31,
	2006	2005
Operating activities:
Net income (loss)	$27,212	(25,801)
Adjustments to reconcile net income (loss) to net cash provided by (used in) operating activities:
Depreciation, depletion and amortization	33,634	14,480
Amortization of debt issuance costs	566	435
Accretion of asset retirement obligation	1,077	808
Stock-based compensation — non-cash	3,833	28,932
Minority interest	—	2,846
Deferred income taxes	1,975	58
Other non-cash items	(8)	(910)
Changes in operating assets and liabilities	(34,861)	(26,040)

Net cash provided by (used in) operating activities	33,428	(5,192)

Investing activities:
Capital expenditures	$(51,439)	(30,268)
Proceeds from disposition of property, plant, and equipment	182	501
Purchase of net assets of acquired companies	—	(389)
Investment in and advances to investee	(15)	(500)
Collections on note receivable from coal supplier	1,432	1,223
Payment of additional consideration on prior acquisition	—	(5,000)

Net cash used in investing activities	(49,840)	(34,433)

Financing activities:
Repayments of notes payable	(45,457)	(4,092)
Proceeds from issuance of long-term debt	95,000	24,500
Repayments on long-term debt	(73,125)	(440)
Increase in bank overdraft	12,313	10,918
Proceeds from initial public offering, net of offering costs	—	598,190
Repayment of restructuring notes payable	—	(517,692)
Distributions to prior members of ANR Holdings, LLC subsequent to Internal Restructuring	(1,200)	(71,135)
Distributions to prior members of ANR Holdings, LLC prior to Internal Restructuring	—	(7,732)
Proceeds from exercise of stock options	410	—

Net cash provided by (used in) financing activities	(12,059)	32,517

Net (decrease) in cash and cash equivalents	(28,471)	(7,108)
Cash and cash equivalents at beginning of period	39,622	7,391

Cash and cash equivalents at end of period	$11,151	283

The following table reconciles EBITDA to net income (loss), the most directly comparable GAAP measure:

	Quarter ended
	March 31,
	2006	2005
	(In thousands)
Net income (loss)	$27,212	(25,801)
Interest expense	10,277	6,117
Interest income	(188)	(287)
Income tax expense	9,620	2,324
Depreciation, depletion and amortization	33,634	14,480

EBITDA	80,555	(3,167)

The following unaudited table reconciles reported net loss to pro forma net loss as if the Internal Restructuring, and initial public offering had occurred on January 1, 2005:

Three months
ended
March 31, 2005
Reported net loss	($25,801)
Add: Elimination of minority interest, net of income tax effects of Internal Restructuring	2,087

Pro forma net loss	($23,714)

Pro forma earnings per share data:
Basic earnings per share	($0.39)
Shares outstanding — basic	60,923,689
Diluted loss per share is not shown because the effect is anti-dilutive.